CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 24, 2008, relating to the financial statements and financial highlights which appears in the February 29, 2008 Annual Report to shareholders of JPMorgan California Tax Free Bond Fund, JPMorgan Intermediate Tax Free Bond Fund and JPMorgan New York Tax Free Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

June 25, 2008